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                                                                   EXHIBIT 10.52

                           CRITICAL THERAPEUTICS, INC.

                    2005 CASH BONUSES FOR EXECUTIVE OFFICERS

      Under the employment agreements dated December 21, 2004 that Critical Therapeutics, Inc. entered into with its executive officers, each executive officer is eligible for an annual cash bonus in an amount determined by the Compensation Committee of the Board of Directors. On November 30, 2005, after reviewing the level of attainment for our company goals for 2005 and the contributions made by our executive officers and based on the recommendation of the Compensation Committee, our independent directors of the Board approved discretionary cash bonuses for our executive officers in respect of our 2005 fiscal year in the following amounts:

Executive Officer                  Title                                                                 Cash Bonus
-----------------                  -----                                                                 ----------
Paul D. Rubin, M.D.                President and Chief Executive Officer                                 $  110,000

Frederick Finnegan                 Senior Vice President of Sales and Marketing                          $   53,000

Walter Newman, Ph.D.               Chief Scientific Officer and Senior Vice President of                 $   54,000
                                   Research and Development

Trevor Phillips, Ph.D.             Chief Operating Officer and Senior Vice President of                  $   49,000
                                   Operations

Frank E. Thomas                    Chief Financial Officer, Senior Vice President of Finance and         $   47,000
                                   Treasurer

Scott B. Townsend, Esq.            Vice President of Legal Affairs and Secretary                         $   43,000

      The cash bonuses were paid in January 2006 and were included in accrued expenses as of December 31, 2005.